Exhibit 10.1

RETIREMENT AMENDMENT TO SEPTEMBER 19, 2008 EMPLOYMENT

AGREEMENT

THIS RETIREMENT AMENDMENT (“Amendment”) to the EMPLOYMENT AGREEMENT DATED SEPTEMBER 19, 2008 (“Employment Agreement”), by and between MULTI-COLOR CORPORATION (“Company”) and FRANCIS D. GERACE (“Gerace”) is entered into on this 7th day of May, 2010.

RECITALS

WHEREAS, Gerace will retire as the Chief Executive Officer of the Company (“Retirement”) effective at the close of business on June 15, 2010; and

WHEREAS, the Company and Gerace mutually agree to modify certain terms of the Employment Agreement as set forth herein;

WHEREAS, the Company recognizes and appreciates the contributions Gerace has made during his employment with the Company and wishes him well in his retirement and future endeavors; and

WHEREAS, to avoid any disputes or misunderstandings which may arise from Gerace’s separation from the Company and to protect the interests of all parties, the Company and Gerace hereby acknowledge and agree to enter into this Amendment.

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge Gerace and the Company agree to the terms of this Amendment as follows:

1. RETIREMENT. Gerace’s last day of active service with the Company shall be June 15, 2010 (“Retirement Date”) on which date he will (i) retire as President and Chief Executive Officer of the Company; (ii) resign as a member of the Board of Directors of the Company; (iii) resign as an officer, director or member of the governing body, cease to serve in any policy making function or cease to be in charge of any principal business unit, division or function of any subsidiary or affiliate of the Company; and (iv) resign as a trustee, fiduciary, member of a committee, officer, employee, representative or agent of any benefit or retirement plan of which the Company or any of its subsidiaries or affiliates is a sponsor. Notwithstanding Gerace’s retirement, if the Company has not filed its Form 10-K for its fiscal year ended March 31, 2010 with the Securities and Exchange Commission by Gerace’s Retirement Date, Gerace shall utilize his reasonable best efforts to assist the Company with the completion and filing of its Form 10-K.

2. COMPENSATION AND BENEFITS. The Company and Gerace agree to the following provisions concerning Gerace’s Compensation and Benefits:

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2.1	BASE SALARY. The Company will pay Gerace his Annual Base Salary of Five Hundred Fifty Thousand One Hundred Sixty and 00/100 Dollars ($550,160.00), less applicable withholding, pursuant to the Company’s payroll policies, through March 31, 2011, except that any such amounts that would otherwise be payable after March 15, 2011 shall be paid in a lump sum on March 15, 2011.

2.2	BONUS. The Company has represented that the annual bonus plan has been suspended for the Company’s fiscal year ending March 31, 2011. As a result of, and subject to, the suspension, Gerace has agreed to forego the opportunity to be paid an annual bonus for the Company’s fiscal year ending March 31, 2011. In the event the bonus plan for the Company’s fiscal year ending March 31, 2011 is reinstated at any time or for any reason, the Company agrees to pay Gerace an annual bonus for the Company’s fiscal year ending March 31, 2011 in accordance with Section 4.2 of the Employment Agreement; provided however, that any bonus payment made to Gerace shall first be reduced by the amount set forth in Section 2.4(i) of this Amendment. Section 4.2 of the Employment Agreement shall survive Gerace’s Retirement for that purpose.

2.3	STOCK OPTION AND RESTRICTED STOCK AWARDS. All stock options and restricted stock awarded to Gerace pursuant to the terms of Section 4.3 of the Employment Agreement shall vest on June 15, 2010.

2.4	ADDITIONAL RETIREMENT BENEFIT PAYMENTS. In addition to any other payments provided hereunder or under the Company’s benefit plans or programs, the Company shall pay supplemental retirement benefits to Gerace in the following amounts: (i) an amount equal to One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) payable on the Retirement Date, and (ii) an amount equal to eight percent (8%) of Gerace’s annual Base Compensation (as defined for purposes of the Company’s Deferred Compensation Plan) as in effect immediately prior to the Retirement Date payable on March 15, 2011. Payment of such amounts shall be subject to the withholding of all applicable taxes.

2.5

CONTINUED MEDICAL AND DENTAL COVERAGE. The Company shall, at its sole expense, continue to provide Gerace and his dependents with the same group medical, prescription drug, and dental benefits coverage that Gerace is entitled under the Employment Agreement until March 31, 2011. This period of Company-provided health coverage shall not be counted against any applicable COBRA continuation coverage period.

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For the avoidance of doubt, the Company agrees to extend the end of the maximum period of COBRA continuation coverage for Gerace and his qualified beneficiaries so that it is measured from the date of the loss of the coverage provided pursuant to the foregoing provisions of this Section 2.5 (i.e., April 1, 2011). Upon loss of such coverage, Gerace will be eligible to continue group medical, prescription drug, and dental benefits under COBRA or, if applicable, state insurance laws.

2.6	REIMBURSEMENT OF EXPENSES. Gerace shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Gerace up to and including the Retirement Date and documented as required by regulations of the Internal Revenue Service.

2.7	FRINGE BENEFITS. Company shall pay to Gerace a monthly car allowance of Eight Hundred Fifty and 00/100 Dollars ($850.00). Such allowance shall be payable in accordance with the Company’s policies or in the same manner as paid to other executives of the Company through March 2011, except that the allowance that would otherwise be payable on March 31, 2011 shall be paid on March 15, 2011.

2.8	INDEMNITY. Gerace shall be indemnified and held harmless by the Company against claims arising in connection with Gerace’s status as an employee, officer, director or agent of the Company or any of its subsidiaries or affiliates. Such indemnification shall be established to the level of the greatest indemnification permitted by Ohio law for corporate employees, officers or directors, and such indemnification shall continue as to Gerace following his Retirement as contemplated by this Amendment and shall inure to the benefit of Gerace’s heirs and legal representatives. In furtherance of this protection, during Gerace’s employment and until March 31, 2017, the Company shall continue to provide officers’ and directors’ liability insurance covering Gerace in at least the amount of coverage provided in fiscal year 2008 for such purposes and in any event provide at least as much coverage for Gerace as the Company provides for its other executives or directors of the Company. Nothing in this Amendment shall operate to limit or extinguish any right to indemnification, advancement of expenses or contribution that Gerace (or his heirs and legal representatives) would otherwise have (including, without limitation, by agreement or under applicable law).

2.9

OTHER COMPENSATION AND BENEFITS. All other benefits, except as provided for in this Amendment, shall terminate effective March 31, 2011, with the exception of any benefit (other than a severance type benefit) the

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right to which has accrued and vested under the express terms of a written employee benefit plan of the Company or its subsidiaries or affiliates.

3. RELEASE OF CLAIMS. In consideration of the above paragraphs, Gerace and the Company hereby release each other, their past, present and future agents, representatives, principals, attorneys, parent corporations, subsidiaries, officers, directors, employees, predecessors, heirs, executors and assigns, both in their representative and individual capacities, from any and all claims (including, but not limited to, claims for personal injury, infliction of emotional distress, breach of express or implied contract, tort or for violation of any federal, state or local statute, regulation or ordinance, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, Ohio Revised Code Section 4112 et. seq.) that each now has, known or unknown, arising out of Gerace’s employment with or Retirement from employment with the Company. Notwithstanding the foregoing release, Gerace will be entitled to any applicable benefits that he may possess at his Retirement Date through March 31, 2011, including but not limited to benefits provided pursuant to Sections 4.1, through 4.9, of the Employment Agreement. Notwithstanding the foregoing, this release does not apply to any claims of (i) Gerace that may arise for an alleged breach of this Amendment, that arise after the effective date of this Amendment, claims for indemnification to which Gerace is or may become entitled, or for any benefit (other than a severance type benefit) the right to which has accrued and vested benefits under the express terms of a written employee benefit plan of the Company or its subsidiaries or affiliates; or (ii) the Company that may arise for an alleged breach of this Amendment, or that arise after the effective date of this Amendment.

4. CONFIDENTIALITY, NON-COMPETITION AND OTHER COVENANTS. Nothing contained herein shall be construed to modify, amend or supersede Section 5. Confidentiality, Non-Competition and Other Covenants as set forth in the Employment Agreement, except that any period of restriction of less than 24 months as set forth in Section 5 of the Employment Agreement shall, in lieu thereof, remain in full force and effect through a period of twenty-four (24) months following March 31, 2011.

5. CONFIDENTIALITY AND PUBLIC STATEMENTS. Except as may be required by law, Gerace and the Company have a mutual interest in avoiding public commentary concerning his Retirement and the terms of this Amendment. Therefore, Gerace and the Company agree to keep the circumstances of his Retirement and the terms and conditions of this Amendment strictly confidential, except as may be necessary to disclose to Gerace’s spouse, to either party’s legal, financial and tax advisors, to Company’s management and staff as necessary to operationalize and carry out the terms of this Amendment, and in order to fulfill any legal obligations which the Company may have. The Company will provide Gerace with a reasonable opportunity prior to release to review and comment on any internal or external announcements, including any required SEC filings, made by the Company in connection with Gerace’s Retirement and

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Company shall consider such comments in good faith, but Company shall be solely responsible for the contents of any such announcements.

6. NON-DISPARAGEMENT. Gerace agrees that he will not make any remarks disparaging the directors, officers, managers, employees, or agents of the Company and the Company agrees it and its officers and directors will not make any disparaging remarks against Gerace.

7. NO ADMISSION OF LIABILITY. It is understood and agreed by the parties hereto that this Amendment represents a compromise and settlement between the parties hereto, and that nothing contained herein shall be construed as an admission of liability or wrongdoing by or on behalf of either party by whom liability and wrongdoing are expressly denied.

8. COMPLIANCE. Gerace agrees that if he is aware of any state or federal requirement that has not been complied with during his tenure with the Company, that he has reported the failure of compliance to the Company or that he will do so prior to his Retirement Date.

9. NOTICE. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally or sent by certified mail, return receipt requested, or overnight courier service to:

If to the Company:	Multi-Color Corporation
4053 Clough Woods Drive
Batavia, OH 45103 Attn: Secretary

with a copy to	Dinsmore & Shohl, LLP
(which shall not	1900 Chemed Center
constitute notice):	255 East Fifth Street
Cincinnati, OH 45202
Attn: C. Christopher Muth

If to Gerace:	Francis D. Gerace
4877 Waterstone Ln.
Maineville, OH 45039

10. ENTIRE AGREEMENT; SURVIVAL. This Amendment contains the entire understanding of Gerace and the Company concerning Gerace’s Retirement, and fully supersedes any and all prior agreements or understandings pertaining to the subject matter of Gerace’s Retirement. Notwithstanding the foregoing, the terms and conditions of the Employment

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Agreement, shall remain in effect until Gerace’s Retirement Date and, except as otherwise set forth in the Employment Agreement, and as modified herein, to the extent necessary to carry out the intentions of the parties thereunder shall survive following Gerace’s Retirement Date.

11. ASSIGNMENT AND SUCCESSION. The rights and obligations of the Company and its subsidiaries and affiliates under this Amendment shall inure to the benefit of, and be binding upon, their successors and assigns, and Gerace’s rights and obligations hereunder shall inure to the benefit of and be binding upon his legal representatives or designated beneficiaries; provided, however, that Gerace may not assign during his lifetime any of his rights and obligations hereunder.

12. APPLICABLE LAW AND CONSENT TO JURISDICTION. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio, and the parties consent and voluntarily submit to personal jurisdiction in the State of Ohio and in the courts in the State of Ohio located in Hamilton County and the United States District Court for the Southern District of Ohio in any proceeding subject thereto.

13. MODIFICATION. This Amendment may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed by each of the parties hereto.

14. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Amendment shall not affect any other provision(s) hereof, and this Amendment shall be construed in all respects as if any such invalid provision were omitted herefrom.

15. WAIVER OF RIGHTS AND CLAIMS UNDER THE ADEA. Gerace is advised that this Amendment specifically refers or may refer to rights and claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq. Pursuant to 29 U.S.C. § 626(f)(1)(F)(i), Gerace has twenty-one (21) days in which to consider the terms of this Amendment and to consult with his attorney. Pursuant to 29 C.F.R. § 1625.22(e)(6), and as indicated by his special signature below, Gerace hereby knowingly and voluntarily waives the twenty-one (21) day pre-execution consideration period set forth in 29 U.S.C. § 626(f)(1)(F)(i). Therefore, pursuant to 29 U.S.C. § 626(f)(1)(G), Gerace will have seven (7) days after his execution of this Amendment to revoke the ADEA portion of this Amendment and, as it pertains to a release of claims under the ADEA, shall become effective and enforceable seven (7) calendar days after its execution. All other provisions of this Amendment or parts thereof shall become effective and enforceable upon execution, provided, however, that if Gerace revokes this Amendment as provided herein, the Company may revoke this Amendment in its entirety during the seven (7) calendar day period following receipt of Gerace’s revocation. If Gerace elects to so revoke the ADEA portion of this Amendment, he shall immediately contact the Company through Lorrence T. Kellar, Chairman of the Board at the address for the Company for purposes of giving notice contained herein. Copies of the ADEA law and regulations may be accessed

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through the Internet, including but not limited to: http://www4.law.cornell.edu/uscode/ and http://www.gpoaccess.gov/cfr/retrieve.html.

16. ATTORNEYS FEES. In the event any suit or proceeding is instituted by any party against another arising out of this Amendment, the prevailing party shall be entitled to recover its attorneys’ fees and expenses of litigation; provided, however, that in the event of the settlement of any suit or proceeding, the parties shall bear their own attorneys’ fees and expenses of litigation.

17. EXEMPTION FROM, OR COMPLIANCE WITH, SECTION 409A. The payment of amounts and the provision of benefits under this Amendment are intended to be exempt from, or compliant with, Section 409A of the Internal Revenue Code. Accordingly, the payment of any amount under this Amendment subject to Section 409A shall be made in strict compliance with the provisions hereof, and no such amounts payable hereunder may be accelerated or deferred beyond the periods provided herein. This Agreement shall be performed and construed in a manner that is consistent with the foregoing intention.

GERACE HEREBY AGREES TO ALL OF THE ABOVE TERMS AND CONDITIONS AND, FURTHER, PURSUANT TO 29 C.F.R. § 1625.22(e)(6), GERACE KNOWINGLY AND VOLUNTARILY WAIVES THE TWENTY-ONE (21) DAY PRE-EXECUTION CONSIDERATION PERIOD SET FORTH IN 29 U.S.C. § 626(f)(1)(F)(i).

MULTI-COLOR CORPORATION

By:	/s/ Lorrence T. Kellar	/s/ Francis D. Gerace
	Lorrence T. Kellar	Francis D. Gerace
Title:	Chairman of the Board	Date:	May 7, 2010

Date:	May 7, 2010	Witness:	/s/ Lesha K. Spahr

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